Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 pursuant to Rule 462(b) and related Prospectus of NeuStar, Inc., and to the use of our reports dated March 24, 2005 (except for the last paragraph of Note 19, as to which the date is June 28, 2005), with respect to the consolidated financial statements of NeuStar, Inc., included in its Registration Statement on Form S-1, for the year ended December 31, 2004, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.
/s/ Ernst & Young
McLean, Virginia
December 2, 2005